UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Titan International, Inc.
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May 28, 2021

To:        Titan International, Inc. Shareholders
From:         Maurice Taylor
RE:        ISS Recommendations

Enclosed you will find a copy of my letter to ISS, who advises investors how they should vote at Proxy time.
My letter speaks for itself. This past year Titan’s Executives, led by Paul Reitz President/CEO have dealt with Covid-19 and an exploding farm market worldwide. Corn has been $7 bushel, soybeans $15 bushel. Equipment companies are sold out for 2021 and we believe this will probably go on at least until 2023. TWI’s stock has gone from low $1.05 per share to almost $12 per share this year. Forget 2020, the turn-around that started first quarter 2021 beat all estimates. Laura Thompson, former CFO of Goodyear joined the Titan Board of Directors this past April 2021. She will be a great member of the TWI board. But if you also look at the rest of the Board you will not find a better group of people for a global manufacturing company. Now look at what ISS says, that you should not vote for this group. STUPID is too nice a word for ISS advice and I could not disagree more. We believe our performance speaks for itself, and the Board has taken steps to take actions on executive compensation and board diversity, which ISS didn’t take into account.

This letter contains forward-looking statements. These forward-looking statements are covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “would,” “could,” “potential,” “may,” “will,” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, these assumptions are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond Titan International, Inc.'s control. As a result, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to, the effect of the COVID-19 pandemic on our operations and financial performance; the effect of a recession on the Company and its customers and suppliers; changes in the Company’s end-user markets into which the Company sells its products as a result of domestic and world economic or regulatory influences or otherwise; changes in the marketplace, including new products and pricing changes by the Company’s competitors; the Company's ability to maintain satisfactory labor relations; unfavorable outcomes of legal proceedings; the Company's ability to comply with current or future regulations applicable to the Company's business and the industry in which it competes or any actions taken or orders issued by regulatory authorities; availability and price of raw materials; levels of operating efficiencies; the effects of the Company's indebtedness and its compliance with the terms thereof; changes in the interest rate environment and their effects on the Company's outstanding indebtedness; unfavorable product liability and warranty claims; actions of domestic and foreign governments, including the imposition of additional tariffs; geopolitical and economic uncertainties relating to the countries in which the Company operates or does business; risks associated with acquisitions, including difficulty in integrating operations and personnel, disruption of ongoing business, and increased expenses; results of investments; the effects of potential processes to explore various strategic transactions, including potential dispositions; fluctuations in currency translations; risks associated with environmental laws and regulations; risks relating to our manufacturing facilities, including that any of our material facilities may become inoperable; risks relating to financial reporting, internal controls, tax accounting, and information systems; and the other risks and factors detailed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those reports. These forward-looking statements are made only as of the date hereof. The Company cautions that any forward-looking statements included in this letter are subject to a number of risks and uncertainties, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events, or for any other reason, except as required by law.

May 28, 2021

ISS

RE:    ISS Recommendation for Proxy Vote

Dear Kathryn Cohen:

I am surprised by ISS’s recommendation to Titan Shareholders to follow their recommendation.

1.Yes, Mr. Cashin and Mr. Cowger had votes withheld from them by Shareholders, but we disagree with that for the reasons I will outline.
2.The reason ISS gave for these recommendations was that Titan had not put forth an Executive Compensation Plan, but if you listened to the 2020 Annual Meeting of Stockholders we reviewed a Plan approved by the Board from Pay Governance, an outside consultant firm that was highly recommended by Director Dr. Mark Rachesky, whose company owns 13.5% of shares in Titan. The Board approved this plan at the end of 2019.
3.Another other item ISS was upset about was the lack of women on Titan’s Board. While Titan is interested in anyone who can contribute to the success of Titan, the Board knew that I was in talks with Laura Thompson to join the Board. They knew that Ms. Thompson had a consultant contract with Goodyear and could not join the Board while under contract. Ms. Thompson joined Titan’s Board this spring.
So we believe, ISS has no reason for its recommendations to Titan Shareholders to vote against any of the recommendations of Titan’s Board of Directors.
I would have hoped that someone would have called us to get more information before they issued their report. I challenge ISS to find any Board that they give a positive spin to that is better than the Titan Board.
Titan makes steel wheels and farm/off highway tires. Titan has been a public company since 1993, and at that time we did $100 million in sales. We have obviously made strides since then.
You can read the biographies of all the Directors, but here’s my simple way.

Dick Cashin – Private Equity for 40 years seen everything. He is one very smart man.
Dr. Mark Rachesky – This man is smart, but he put down $110 million and invested in Titan stock, when it was down he stayed and he has stuck with Titan for over 7 years.
The above two gentlemen are well known on Wall Street and they are an asset to any Company they are affiliated with.
Gary Cowger – is a great Engineer. His entire career at GMC was spent moving up. He got big when GMC went into bankruptcy. Gary was put in charge of world-wide manufacturing for GMC. He has seen it all in manufacturing.
Max Guinn – a Missouri boy who went to school to be an engineer. Got a job at John Deere and retired at 60 from John Deere. His last position was President of Construction and Forestry.
Tony Soave – here is a Detroit boy whose father had a little grocery store. Tony, after high school, worked in construction. Yes, he started knocking down old factories, hauling junk to garbage dumps. Next move was starting up trash dumps. Then he was Mr. Garbage Man. He sold this company to U.S. Waste. His next career, junk yards, auto dealers, and big developers in Naples, Florida, Virginia, DC area. Mr. Soave has been giving advice to Titan for over 30 years.
Newest member, Laura Thompson – I met Laura in 2005 when Titan bought Goodyear’s N.A. Farm Tire business. Laura’s expertise is in the financial area but she also has plant sense in the field of tires. She was really up on the technology of progress.
That leaves Paul Reitz and myself. There’s enough out there on me so that leaves Paul. I think he is doing great. So I believe your recommendations to Titan International Shareholders are wrong. I take all calls and respond to all emails.
Sorry if I hurt your feelings, I live in a tough world.
Best, Morry

Maurice M. Taylor, Jr.    2701 Spruce Street
Chairman    Quincy, IL 62301
(217) 228-6011
(217) 228-3166 Fax